Exhibit 10.4

FORM OF

EMPLOYEE BENEFITS AGREEMENT

by and among

LAZARD LTD,

LAZARD GROUP LLC,

LAZ-MD HOLDINGS LLC

AND

LFCM HOLDINGS LLC

DATED AS OF                  , 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	401(k) Cost Invoice	1
1.2	401(k) Eligible Employees	1
1.3	401(k) Transition Period	1
1.4	401(k) Plan Transfer	1
1.5	Agreement	1
1.6	Approved Leave of Absence	1
1.7	Auditing Party	2
1.8	Benefit Plan	2
1.9	Close of the date hereof	2
1.10	COBRA	2
1.11	Code	2
1.12	ERISA	2
1.13	Employees on Leave	2
1.14	Flex Account Statement	2
1.15	Former Lazard Group Employee	2
1.16	Former LFCM Employee	2
1.17	Grandfathered LFCM Employee	2
1.18	Health and Welfare Plans	2
1.19	Health Cost Invoice	3
1.20	Health Plan Bill	3
1.21	Health Plan Transition Period	3
1.22	Health Care Reimbursement Account	3
1.23	HIPAA	3
1.24	Immediately after the date hereof	3
1.25	Insured Enrolled Total	3
1.26	Lazard Group	3
1.27	Lazard Group Cafeteria Plan	3
1.28	Lazard Group Employee	3
1.29	Lazard Group Health Plan	3
1.30	Lazard Group Non-Qualified Pension Plan	3
1.31	Lazard Group Pension Plan	3
1.32	Lazard Group Profit-Sharing Plan	3
1.33	Lazard Group Retiree Medical Benefits Plan	3
1.34	Lazard Group Savings Plan	3
1.35	LAZ-MD	4
1.36	LFCM	4
1.37	LFCM Cafeteria Plan	4
1.38	LFCM Employee	4
1.39	LFCM Savings Plan	4
1.40	LFCM Savings Plan Trust	4
1.41	Non-Parties	4
1.42	Parties	4
1.43	Separation Agreement	4

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ARTICLE II	GENERAL PRINCIPLES	4
2.1	Employment of LFCM Employees	4
2.2	Assumption and Retention of Liabilities; Related Assets	4
2.3	LFCM Participation in Lazard Group Benefit Plans	6
2.4	Service Recognition	6
2.5	Non-U.S. Employees	6

ARTICLE III	DEFINED CONTRIBUTION AND DEFINED BENEFIT RETIREMENT PLANS	6
3.1	Savings Plan	6
3.2	Lazard Group Pension Plan, Lazard Group Non-Qualified Pension Plan, and Lazard Group Profit Sharing Plan	8

ARTICLE IV	HEALTH AND WELFARE PLANS	9
4.1	General	9
4.2	Health Plan Transition Period	10
4.3	Health Care Reimbursement Account	11
4.4	Continued Coverage of Employees on Leave and Former LFCM Employees under the Lazard Group Health and Welfare Benefits	12
4.5	Vacation	13
4.6	Workers’ Compensation Liabilities	13
4.7	Post Retirement Welfare Benefits	13
4.8	COBRA and HIPAA Compliance	14

ARTICLE V	COMPENSATION AND EMPLOYMENT ARRANGEMENTS	14
5.1	Payroll	14
5.2	Annual Incentive Awards	14
5.3	Employment and Other Individual Agreements	14

ARTICLE VI	GENERAL AND ADMINISTRATIVE	15
6.1	Sharing of Participant Information	15
6.2	Reasonable Efforts/Cooperation	15
6.3	No Third-Party Beneficiaries	15
6.4	Audit Rights With Respect to Information Provided	15
6.5	Payroll Taxes and Reporting of Compensation	16
6.6	Tax Deductions	16
6.7	Consent of Third Parties	17

ARTICLE VII	MISCELLANEOUS	17
7.1	Relationship of Parties	17
7.2	Affiliates	17
7.3	Incorporation of Separation Agreement Provisions	17

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EMPLOYEE BENEFITS AGREEMENT

This EMPLOYEE BENEFITS AGREEMENT (this “Agreement”), dated as of             , 2005 is by and between Lazard Ltd, a Bermuda limited company (“Lazard Ltd”), Lazard LLC, a Delaware limited liability company and currently a wholly owned subsidiary of LAZ-MD (as defined below) that will be renamed “Lazard Group LLC” (“Lazard Group”), LAZ-MD Holdings LLC, a Delaware limited liability company (formerly known as LF Holdings LLC) (“LAZ-MD”), and LFCM Holdings LLC, a Delaware limited liability company and currently a wholly owned subsidiary of Lazard Group (“LFCM,” and together with Lazard Ltd, Lazard Group and LAZ-MD, the “Parties” and each a “Party”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof or assigned to them in the Separation Agreement (as defined below), as applicable.

WHEREAS, the Parties have entered into a Master Separation Agreement, dated as of the date hereof (the “Separation Agreement”), and other ancillary agreements that will govern certain matters relating to the Separation;

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between and among them; and

WHEREAS, the employment of the LFCM Employees (as defined below) has been transferred from the Lazard Group Companies to the LFCM Companies.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 “401(k) Cost Invoice” has the meaning set forth in Section 3.1(a)(ii).

1.2 “401(k) Eligible Employees” has the meaning set forth in Section 3.1(a)(i).

1.3 “401(k) Transition Period” has the meaning set forth in Section 3.1(a)(i).

1.4 “401(k) Plan Transfer” has the meaning set forth in Section 3.1(b).

1.5 “Agreement” is defined in the preamble to this Agreement.

1.6 “Approved Leave of Absence” means an absence from active service (i) due to an individual’s inability to perform his or her regular job duties by reason of illness or injury and resulting in eligibility to receive benefits pursuant to the terms of the applicable short-term disability insurance program, salary continuation program (including child care paid leave), extended medical leave policy, workers’ compensation program or long-term disability insurance program covering such individual, or (ii) pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.7 “Auditing Party” has the meaning set forth in Section 6.4(a).

1.8 “Benefit Plan” shall mean, with respect to an entity or any of its Subsidiaries, each “employee benefit plan” (as defined in Section 3(3) of ERISA, but whether or not subject to ERISA) sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). When immediately preceded by “Lazard Group,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Lazard Group or a Lazard Group Company. When immediately preceded by “LFCM,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by LFCM or any LFCM Company.

1.9 “Close of the date hereof” means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the date hereof.

1.10 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

1.11 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.13 “Employees on Leave” has the meaning set forth in Section 1.38.

1.14 “Flex Account Statement” has the meaning set forth in Section 4.3.

1.15 “Former Lazard Group Employee” means any individual who, as of the date hereof, is (x) a former employee or partner of a Lazard Group Company or a LFCM Company and (y) not a Former LFCM Employee, LFCM Employee or Lazard Group Employee.

1.16 “Former LFCM Employee” means any individual who, as of the date hereof, is a former employee or partner of a Lazard Group Company or a LFCM Company (and is not a Lazard Group Employee or LFCM Employee) and whose employment or service, as of immediately prior to such individual’s last day of employment or service with a Lazard Group Company or LFCM Company, consisted primarily of providing services to the LFCM Businesses.

1.17 “Grandfathered LFCM Employee” has the meaning set forth in Section 4.7.

1.18 “Health and Welfare Plans” shall mean any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, dental, vision, surgical or hospital care or benefits, or benefits in the event of sickness, accident, disability, death or unemployment, including any such plan, fund or program as defined in Section 3(1) of ERISA. When immediately preceded by “Lazard Group,” Health and Welfare Plans means each Health and Welfare Plan that is a Lazard Group Benefit Plan. When immediately preceded by “LFCM,” Health and Welfare Plans means each Health and Welfare Plan that is a LFCM Benefit Plan.

1.19 “Health Cost Invoice” has the meaning set forth in Section 4.2(b).

1.20 “Health Plan Bill” has the meaning set forth in Section 4.2(b).

1.21 “Health Plan Transition Period” has the meaning set forth in Section 4.2(a).

1.22 “Health Care Reimbursement Account” has the meaning set forth in Section 4.3.

1.23 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.24 “Immediately after the date hereof” means on the first moment of the day after the date hereof.

1.25 “Insured Enrolled Total” has the meaning set forth in Section 4.2(b).

1.26 “Lazard Group” is defined in the preamble to this Agreement.

1.27 “Lazard Group Cafeteria Plan” means one or more plans, maintained by the Lazard Group Companies, each of which is intended to qualify under Section 125 of the Code and includes a healthcare flexible spending reimbursement account arrangement.

1.28 “Lazard Group Employee” means any individual who, immediately prior to the Distribution Time, is either actively employed by or providing services to, including as a partner, or then on Approved Leave of Absence from, any Lazard Group Company.

1.29 “Lazard Group Health Plan” means each of the CIGNA PPO Plan, CIGNA Indemnity Plan, AETNA HMO Plan, HIP HMO Plan, CIGNA High Deductible Health Plan, CIGNA Catastrophic Plan, MetLife Dental Plan and the Vision Service Plan sponsored or maintained by Lazard Group as of the date hereof.

1.30 “Lazard Group Non-Qualified Pension Plan” means the Lazard Frères & Co. LLC Employees’ Pension Plan Supplement.

1.31 “Lazard Group Pension Plan” means the Lazard Frères & Co. LLC Employees’ Pension Plan.

1.32 “Lazard Group Profit-Sharing Plan” means the Lazard Frères & Co. LLC Profit Sharing Plan.

1.33 “Lazard Group Retiree Medical Benefits Plan” means the Health and Welfare Plan of Lazard Group providing hospital, medical and prescription benefits for retirees.

1.34 “Lazard Group Savings Plan” means the Lazard Frères & Co. LLC Employees’ Savings Plan, as in effect from time to time.

1.35 “LAZ-MD” is defined in the preamble to this Agreement.

1.36 “LFCM” is defined in the preamble to this Agreement.

1.37 “LFCM Cafeteria Plan” means one or more plans, maintained by LFCM or any of its affiliates, each of which is intended to qualify under Section 125 of the Code and includes a healthcare flexible spending reimbursement account arrangement.

1.38 “LFCM Employee” means the individuals listed on Exhibit A. Exhibit B lists the employees on Approved Leave of Absence from the Lazard Group Companies who would have been classified as LFCM Employees were they actively providing services as of the date hereof (the “Employees on Leave”). An Employee on Leave shall not be considered an LFCM Employee for any purpose unless and until such employee returns to active service within the applicable period during which such a return is required under the terms of the applicable Approved Leave of Absence, in which case such employee will return to the employ or service of the applicable LFCM Company and be treated as an LFCM Employee for purposes of this Agreement (treating references to the “date hereof,” events occurring “on the date hereof,” the “Distribution Time” and the “Contribution Effective Time” as referring to the date of such return to active service for purposes of application of the provisions of this Agreement to such employee).

1.39 “LFCM Savings Plan” means the 401(k) savings plan to be established by LFCM pursuant to Section 3.1 of this Agreement, as in effect as of the time relevant to the applicable provision of this agreement.

1.40 “LFCM Savings Plan Trust” means a trust relating to the LFCM Savings Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.41 “Non-Parties” has the meaning set forth in Section 6.4(b).

1.42 “Parties” is defined in the preamble to this Agreement.

1.43 “Separation Agreement” is defined in the recitals to this Agreement.

ARTICLE II

GENERAL PRINCIPLES

2.1 Employment of LFCM Employees. No later than immediately prior to the Distribution Time, the employment of all LFCM Employees shall have been transferred to LFCM or another LFCM Company, and all LFCM Employees shall continue to be employees of LFCM or another LFCM Company, as the case may be, immediately after the Distribution Time.

2.2 Assumption and Retention of Liabilities; Related Assets.

(a) Lazard Group Employees and Former Lazard Group Employees. From and after the Contribution Effective Time, except as expressly provided in this Agreement, the Lazard Group Companies shall retain, and Lazard Group hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Lazard Group Benefit Plans, (ii) all Liabilities with respect to the employment or performance of services or termination of employment or services of all Lazard Group Employees, Former Lazard Group Employees and other service providers to the Lazard Group Businesses (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker of any Lazard Group Company or in any other employment, non-employment or retainer arrangement or relationship with any Lazard Group Company or with or for the benefit of the Lazard Group Businesses), and their respective dependents and beneficiaries, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Lazard Group Company or to or for the benefit of the Lazard Group Businesses, and (iii) all Liabilities that are expressly assigned to or retained by the Lazard Group under this Agreement, in each case, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof. All assets held in trust to fund the Lazard Group Benefit Plans and all insurance policies funding the Lazard Group Benefit Plans shall be Lazard Group Assets, except to the extent specifically provided in Sections 3.1(b) and 4.3 of this Agreement.

(b) LFCM Employees; Former LFCM Employees and Employees on Leave. From and after the Contribution Effective Time, except as expressly provided in this Agreement, LFCM and the LFCM Companies shall assume or retain, as applicable, and LFCM hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all LFCM Benefit Plans, (ii) all Liabilities with respect to the employment or performance of services or termination of employment or services of all LFCM Employees, Former LFCM Employees, Employees on Leave and other service providers to the LFCM Businesses (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker of LFCM or a LFCM Company or in any other employment, non-employment or retainer arrangement or relationship with LFCM or a LFCM Company or with or for the benefit of the LFCM Businesses), and their respective dependents and beneficiaries, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any LFCM Company or to or for the benefit of the LFCM Businesses, and (iii) all Liabilities that are expressly assigned to or retained by LFCM or any LFCM Company, or for which LFCM has an obligation to reimburse Lazard Group, under this Agreement, in each case, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof. To the extent that LFCM or an LFCM Company assumes or retains a Liability pursuant to this Agreement but such Liability must be satisfied in the first instance by Lazard Group, whether directly or through a Lazard Group Benefit Plan, LFCM or the applicable LFCM Company shall promptly reimburse Lazard Group or such plan for such Liability in an amount equal to the out-of-pocket cost to Lazard Group, which out-of-pocket cost shall be reduced by any insurance proceeds or employee contributions that Lazard Group actually receives in respect of such Liability. To the extent not otherwise specifically provided for in this Agreement, the billing and payment procedures set forth in Section 3.1(a)(ii) below shall apply to the reimbursement obligations of LFCM under this Agreement.

2.3 LFCM Participation in Lazard Group Benefit Plans. Except as expressly provided in this Agreement, effective as of the Close of the date hereof, the LFCM Employees shall no longer be eligible actively to participate in the Lazard Group Benefit Plans and, to the extent applicable, LFCM and each other LFCM Company shall cease to be a participating employer in any Lazard Group Benefit Plan.

2.4 Service Recognition. LFCM shall cause the LFCM Benefit Plans with respect to which service is a relevant factor to credit the LFCM Employees who are employed by the LFCM Companies immediately following the Distribution Time with service before the Distribution Time recognized by the Lazard Group Companies under the terms of Lazard Group Benefit Plans with respect to which service is a relevant factor, except (a) to the extent duplication of benefits would result and (b) for purposes of benefit accruals under any defined benefit pension plan.

2.5 Non-U.S. Employees. Notwithstanding anything else contained herein, none of the following provisions of this Agreement shall apply with respect to Lazard Group Employees, LFCM Employees, Former Lazard Group Employees or Former LFCM Group Employees who are employed outside of the United States: Article III and Sections 4.2, 4.3, 4.4, 4.6, 4.7 and 4.8.

ARTICLE III

DEFINED CONTRIBUTION AND DEFINED BENEFIT RETIREMENT PLANS

3.1 Savings Plan.

(a) 401(k) Transition Period.

(i) Lazard Group agrees that to the extent it continues to maintain and administer the Lazard Group Savings Plan during the period (the “401(k) Transition Period”) commencing on the date hereof and ending on December 31, 2005 (unless the Parties agree to terminate the 401(k) Transition Period on an earlier date), Lazard Group will permit (A) the LFCM Employees who participated in the Lazard Group Savings Plan prior to the date hereof to continue to participate, (B) the LFCM Employees who become eligible to participate in the Lazard Group Savings Plan during the 401(k) Transition Period to commence participation in such plan and (C) the employees hired by LFCM or an LFCM Company after the date hereof and who become eligible to participate in the Lazard Group Savings Plan during the 401(k) Transition Period to commence participation in such plan (the employees referred to in clauses (A), (B) and (C) are hereinafter referred to as the “401(k) Eligible Employees”), in accordance with the terms of the Lazard Group Savings Plan and on the terms set forth in this Section 3.1(a). Prior to the date hereof, the Parties have taken all actions required or appropriate (including, without limitation, certain amendments of the Lazard Group Savings Plan and the approval by the authorized board or committee (or authorized officer) of LFCM of the adoption of the Lazard Group Savings Plan and the execution of an adoption agreement effecting such adoption) to provide that LFCM shall adopt the Lazard Group Savings Plan, so that LFCM and any LFCM Companies that employ 401(k) Eligible Employees will each become a participating employer in the Lazard

Group Savings Plan during the 401(k) Transition Period. During the 401(k) Transition Period, Lazard Group shall use its reasonable best efforts to maintain and administer the Lazard Group Savings Plan (or cause the Lazard Group Savings Plan to be maintained and administered) in material compliance with applicable law. During the 401(k) Transition Period, LFCM shall provide, or cause to be provided, to the Lazard Group or the recordkeeper or trustee of the Lazard Group Savings Plan all information required to administer and operate the Lazard Group Savings Plan with respect to the participation of the 401(k) Eligible Employees, including without limitation, providing (to the extent applicable) information with respect to such employees’ contribution and investment elections, providing payroll information and paying (or reimbursing) cash contributions (employee and employer contributions) to Lazard Group (or, at the option of Lazard Group, directly to the Lazard Group Savings Plan and its recordkeeper(s) or trustee, as applicable), to effect such participation.

(ii) Reimbursement of Expenses. No later than 30 days after the date on which any invoice (including supporting documentation in reasonable detail) (a “401(k) Cost Invoice”) from Lazard Group or the recordkeeper of the Lazard Group Savings Plan has become final and binding as provided below, LFCM shall reimburse Lazard Group, any Lazard Group Company or the Lazard Group Savings Plan for any reasonable fees, costs and expenses actually incurred by the Lazard Group Companies or by the Lazard Group Savings Plan in connection with the continued administration and operation by Lazard Group of the Lazard Group Savings Plan with respect to the 401(k) Eligible Employees in a manner consistent with its past practices, including, without limitation, any per participant fee charged by the recordkeeper for each participating 401(k) Eligible Employee during the 401(k) Transition Period and any incremental costs associated with the fact that the 401(k) Eligible Employees are entitled to participate during the 401(k) Transition Period. Lazard Group and the recordkeeper of the Lazard Group Savings Plan shall submit 401(k) Cost Invoices to LFCM on no more frequent a basis than one per month. Unless LFCM notifies Lazard Group in writing within 15 days following receipt of a 401(k) Cost Invoice of any objection with respect thereto, such 401(k) Cost Invoice shall become final and binding on the Parties. Any objections or disputes with respect to a 401(k) Cost Invoice shall be resolved between the Parties (and to the extent necessary an outside independent consultant or accountant) within 15 days following the objection, unless the Parties consent to a longer period. The LFCM Companies shall cooperate with Lazard Group in making all filings or reports required under the Code or ERISA, including, without limitation, the Form 5500 for the 2005 plan year, and in distributing any employee communications or materials to the 401(k) Eligible Employees.

(iii) Indemnification. LFCM shall indemnify and hold harmless the Lazard Group Companies and their respective directors, officers, employees, agents and representatives, and the Lazard Group Savings Plan and its fiduciaries from and against any Indemnifiable Losses to the extent arising from, relating to or otherwise in respect of (A) the participation of the 401(k) Eligible Employees in the Lazard Group Savings Plan during the 401(k) Transition Period, (B) the adoption by the applicable LFCM Companies of the Lazard Group Savings Plan during the 401(k) Transition Period and (C) each applicable LFCM Company’s status as a participating employer under the Lazard Group Savings Plan during the 401(k) Transition Period; provided, that no indemnification by LFCM shall be required, and Lazard Group shall indemnify and hold harmless the LFCM Companies and their respective directors, officers, employees, agents and representatives from and against any such Indemnifiable Losses, to the ex-

tent that such Indemnifiable Losses result from the willful misconduct or gross breach of fiduciary duty of the Lazard Group Companies or any of their respective directors, officers or employees, in the maintenance or administration of the Lazard Group Savings Plan during the 401(k) Transition Period.

(b) Plan-to-Plan Transfer of Assets. As soon as practicable after the date hereof but in no event later than December 31, 2005, LFCM shall establish the LFCM Savings Plan and the LFCM Savings Plan Trust. As soon as practicable following the conclusion of the 401(k) Transition Period, and subject to (i) the receipt by LFCM of evidence reasonably satisfactory to LFCM that the Lazard Group Savings Plan qualifies under Section 401(a) of the Code, (ii) the receipt by Lazard Group of evidence reasonably satisfactory to Lazard Group that the LFCM Savings Plan qualifies under Section 401(a) of the Code (which mutually satisfactory evidence shall be provided as soon as practicable following the end of the 401(k) Transition Period (but no later than 15 days thereafter) and may be provided in the form of an opinion of counsel) and (iii) the expiration of the 30-day period following the filing of any required Forms 5310-A with the Internal Revenue Service by the plan administrator of the Lazard Group Savings Plan and/or the LFCM Savings Plan (which, to the extent required by applicable law, shall be filed as soon as practicable following the date hereof), Lazard Group and LFCM shall take all action required or appropriate to transfer (the “401(k) Plan Transfer”) to the LFCM Savings Plan the account balances and liabilities under the Lazard Group Savings Plan of all the participants in the Lazard Group Savings Plan who were employed by, or on Approved Leave of Absence (under an applicable policy or program of LFCM) from, an LFCM Company as of the conclusion of the 401(k) Transition Period (collectively, the “401(k) Transfer Employees”). Such transfers shall be made in cash (unless the Parties otherwise agree to make some or all of such transfer in kind) and, in the case of outstanding participant loans, notes equal in value to the loan account balances to be transferred, determined as of the most recent valuation date available under the Lazard Group Savings Plan preceding the 401(k) Plan Transfer. From and after the date of the 401(k) Plan Transfer, the LFCM Savings Plan shall assume all liabilities of the Lazard Group Companies in respect of the 401(k) Transfer Employees under the Lazard Group Savings Plan, and LFCM shall indemnify and hold harmless the Lazard Group Companies and their respective directors, officers, employees, agents and representatives and the Lazard Group Savings Plan for any Indemnifiable Losses in connection with such liabilities, subject to the right to receive indemnification from Lazard Group Companies under the proviso to Section 3.1(a)(iii) with respect to the maintenance or administration of the Lazard Group Savings Plan during the 401(k) Transition Period.

(c) Former Employees. Lazard Group shall retain all Liabilities relating to, arising out of or resulting from claims by or on behalf of Former Lazard Group Employees and Former LFCM Employees with respect to the Lazard Group Savings Plan.

3.2 Lazard Group Pension Plan, Lazard Group Non-Qualified Pension Plan and Lazard Group Profit Sharing Plan.

(a) Lazard Group Pension Plan. From and after the Distribution Time, Lazard Group shall retain (i) sponsorship of the Lazard Group Pension Plan and its related trust and any other trust or other funding arrangement established or maintained with respect to such plan, or any assets held as of the date hereof with respect to such plan, and (ii) all Liabilities relating to, arising out of or resulting from claims incurred by or on behalf of any individuals with respect to benefits under the Lazard Group Pension Plan.

(b) Lazard Group Non-Qualified Pension Plan. From and after the Distribution Time, Lazard Group shall retain

(i) sponsorship of the Lazard Group Non-Qualified Pension Plan and any related trusts or other funding arrangements established or maintained with respect to such plan, or any assets held as of the date hereof with respect to such plan, and (ii) all Liabilities relating to, arising out of or resulting from claims incurred by or on behalf of any individuals with respect to benefits under the Lazard Group Non-Qualified Pension Plan.

(c) Lazard Group Profit Sharing Plan. From and after the Distribution Time, Lazard Group shall retain (i) sponsorship of the Lazard Group Profit Sharing Plan and its related trust and any other trust or other funding arrangement established or maintained with respect to such plan, or any assets held as of the date hereof with respect to such plan, and (ii) all Liabilities relating to, arising out of or resulting from claims incurred by or on behalf of any individuals with respect to benefits under the Lazard Group Profit Sharing Plan.

(d) Cessation of Participation; Acceleration of Vesting. Effective as of the Distribution Time, each LFCM Employee who is a participant in the Lazard Group Pension Plan, the Lazard Group Non-Qualified Pension Plan or the Lazard Group Profit-Sharing Plan, shall be deemed, for purposes of such plans, to have terminated employment with Lazard Group. Lazard Group shall amend the Lazard Group Non-Qualified Pension Plan, the Lazard Group Pension Plan and the Lazard Group Profit-Sharing Plan to cause each LFCM Employee who participates in each such plan to be fully vested in his or her accrued benefits under each such plan effective as of the Distribution Time.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 General.

(a) Establishment of LFCM Health and Welfare Plans. Effective no later than the date hereof, LFCM shall have adopted Health and Welfare Plans for the benefit of LFCM Employees (it being understood that pursuant to Section 4.2, LFCM Employees will participate in the Lazard Group Health Plans during the Health Plan Transition Period). LFCM shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of LFCM Employees or their covered dependents under the LFCM Health and Welfare Plans after the Close of the date hereof, which for the avoidance of doubt shall not be interpreted as relieving LFCM from its reimbursement obligations under Section 4.2 of this Agreement. With respect to the coverage of the LFCM Employees under the LFCM Health and Welfare Plans, (i) limitations on benefits due to pre-existing conditions shall be waived for any such employee enrolled in any Lazard Group Health and Welfare Plan as of the conclusion of the Health Plan Transition Period (or, in the case of any such plan with respect to which continued coverage is not being provided during the Health Plan Transition Period, as of the date hereof), to the extent waived under such Lazard Group Health and Welfare Plan, (ii) any out-of-pocket annual maximums and deductibles taken into account under a Lazard Health and Welfare Plan for any LFCM Employee in the calendar year during which occurs the conclu-

sion of the Health Plan Transition Period shall be credited under the corresponding LFCM Health and Welfare Plan for the same calendar year, and (iii) a LFCM Employee’s prior claim experience under the Lazard Group Health and Welfare Plans will be taken into account with respect to aggregate lifetime maximum benefits available under the LFCM Health and Welfare Plans.

(b) Retention of Sponsorship and Liabilities. Lazard Group shall, except to the extent specifically provided otherwise in this Article IV, including Sections 4.2, 4.4 and 4.7, retain (i) sponsorship of all Lazard Group Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans or any assets held as of the date hereof with respect to such plans, (ii) all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Lazard Group Employees, LFCM Employees, Employees on Leave, Former Lazard Group Employees and Former LFCM Employees or their covered dependents under the Lazard Group Health and Welfare Plans on or before the Close of the date hereof, and (iii) all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Lazard Group Employees, Former Lazard Group Employees, Employees on Leave and Former LFCM Employees or their covered dependents after the Close of the date hereof under the Lazard Group Health and Welfare Plans.

(c) Determination of When Claim Incurred. A claim or Liability (i) for medical, dental, vision and/or prescription drug benefits shall be deemed to be incurred upon the rendering of health services giving rise to the obligation to pay such benefits; (ii) for life insurance and accidental death and dismemberment and business travel accident insurance benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; (iii) short-term disability, salary continuation and long-term disability benefits, upon the date on which an individual incurs (or, if required under the terms of the relevant Lazard Group disability plan, is diagnosed with, in accordance with the terms of such plan) an injury or illness that qualifies (or would qualify following an absence from active employment for the requisite period of time) the individual for short-term disability, salary continuation or long-term disability benefits under the applicable Lazard Group disability plan; and (iv) for a period of continuous hospitalization shall be deemed to be incurred on the date of admission to the hospital.

4.2 Health Plan Transition Period.

(a) Health Plan Transition Period. During the period (the “Health Plan Transition Period”) beginning on the date hereof and concluding on the final day of the month during which occurs the 90th day following the date hereof (unless the Parties agree to conclude the Health Plan Transition Period on an earlier date), LFCM Employees and their eligible covered dependents who are participants in the Lazard Group Health Plans as of the date hereof shall continue to be eligible to participate in such plans to the extent they continue to meet the requirements for such participation (treating employment with the LFCM Companies as if it were employment with Lazard Group), in accordance with terms of such plans as in effect from time to time.

(b) Reimbursement of Costs. With respect to each month or partial month ending during the Health Plan Transition Period, no later than 30 days after the date on which an invoice (including supporting documentation in reasonable detail) (a “Health Cost Invoice”) with respect to a Lazard Group Health Plan has become final and binding as provided below, LFCM shall pay to Lazard Group the sum of the following amounts: (i) with respect to each Lazard Group Health Plan (other than the Lazard Group Vision Service Plan), the monthly maximum liability amount for the 2005 calendar year allocable to the LFCM Businesses as in effect immediately prior to the Distribution Time, pro-rated based on days for any partial month and adjusted to reflect the fact that Former LFCM Employees and Employees on Leave are not eligible to participate in such plans during the Health Plan Transition Period, for such plan for each month or partial month in which the LFCM Employees and their eligible covered dependents participate in such Lazard Group Health Plan during the Transition Period; (ii) with respect to the Lazard Group Vision Service Plan, an amount equal to the actual cost of satisfying reimbursable claims of LFCM Employees incurred under such plan during such month or partial month; and (iii) any reasonable fees, costs and expenses actually incurred during such month by Lazard Group Companies in connection with (A) the establishment and implementation of the arrangements permitting the LFCM Employees to continue to participate in such plan during the Health Plan Transition Period, and (B) the continued administration and operation of such plan by Lazard Group with respect to the participating LFCM Employees in a manner consistent with its past practices, including, without limitation, any incremental costs associated with the Health Plan Transition Period. Unless LFCM notifies Lazard Group in writing within 15 days following receipt of a Health Cost Invoice of any objection with respect thereto, such Health Cost Invoice shall become final and binding on the Parties. Any objections or disputes with respect to a Health Cost Invoice shall be resolved between the Parties (and to the extent necessary an outside independent consultant or accountant) within 15 days following the objection, unless the Parties consent to a longer period.

(c) Indemnification. LFCM shall indemnify and hold harmless the Lazard Group Companies and their respective directors, officers, employees, agents and representatives, from and against any Indemnifiable Losses to the extent arising from, relating to or otherwise in respect of the participation of the LFCM Employees in the Lazard Group Health Plans during the Health Plan Transition Period; provided, that no indemnification by LFCM shall be required, and Lazard Group shall indemnify and hold harmless the LFCM Companies and their respective directors, officers, employees, agents and representatives from and against any such Indemnifiable Losses, to the extent that such Indemnifiable Losses result from the willful misconduct of the Lazard Group Companies or any of their respective directors, officers or employees, in the maintenance or administration of the Lazard Group Health Plans during the Health Plan Transition Period.

4.3 Health Care Reimbursement Account. With respect to each LFCM Employee who as of the date hereof participates in a healthcare flexible spending reimbursement account (“Health Care Reimbursement Account”) under the Lazard Group Cafeteria Plan, in accordance with the procedures set forth in this paragraph, LFCM shall cause the LFCM Cafeteria Plan to accept a spin-off/transfer of the Health Care Reimbursement Account for such LFCM Employee from the Lazard Group Cafeteria Plan and shall honor and continue through the end of the 2005 calendar year the elections made by each such LFCM Employee in respect of such Health Care Reimbursement Account that are in effect immediately prior to the date hereof. LFCM shall take all actions it deems necessary or appropriate to effectuate the foregoing and to provide the LFCM Employees with Health Care Reimbursement Accounts under the LFCM Cafeteria Plan for the remainder of the 2005 calendar year on terms and conditions that are substantially similar to the terms and conditions applicable to the Health Care Reimbursement Accounts under the Lazard Group Cafeteria Plan as of the date hereof. As soon as practicable following the date on which the Flex Account Statement (as defined below) becomes final and binding in accordance with this paragraph, (a) Lazard Group shall cause to be paid to LFCM cash in an amount equal to the excess, if any, of (i) the aggregate accumulated contributions by the LFCM Employees to the Health Care Reimbursement Accounts under the Lazard Group Cafeteria Plan made prior to the Close of the date hereof during the 2005 calendar year, over (ii) the aggregate Health Care Reimbursement Account reimbursement payments made to the LFCM Employees prior to the Close of the date hereof for the 2005 calendar year from such accounts, and (b) LFCM shall cause to be paid to Lazard Group cash in an amount equal to the excess, if any, of (i) the aggregate Health Care Reimbursement Account reimbursement payments made to the LFCM Employees prior to the date hereof for the 2005 calendar year from the Health Care Reimbursement Accounts under the Lazard Group Cafeteria Plan over (ii) the aggregate accumulated contributions to such Health Care Reimbursement Accounts made by such LFCM Employees prior to the Close of the date hereof during the 2005 calendar year. From and after the Close of the date hereof, LFCM shall cause the LFCM Cafeteria Plan to assume and be solely responsible for all claims incurred in respect of the Health Care Reimbursement Accounts during the 2005 calendar year by the LFCM Employees under the Lazard Group Cafeteria Plan, whether incurred prior to, on or after the date hereof, that have not been paid in full as of the date hereof. Following the Close of the date hereof, LFCM shall indemnify and hold harmless the Lazard Group Companies and their respective directors, officers, employees, agents and representatives with respect to all claims by LFCM Employees for reimbursement from the Health Care Reimbursement Accounts under the Lazard Group Cafeteria Plan. As soon as practicable following the date hereof, the administrator of the Lazard Group Cafeteria Plan shall provide Lazard Group and Lazard Group shall provide LFCM with the amounts, if any, to be paid by Lazard Group to LFCM and/or by LFCM to Lazard Group, as the case may be, pursuant to this paragraph, and supporting documentation of the calculation of such amounts (the “Flex Account Statement”). Unless either Party notifies the other in writing within 15 days following receipt of the Flex Account Statement of any objection to the computation, the Flex Account Statement shall become final and binding on the Parties. Any objections or disputes shall be resolved between the Parties (and to the extent necessary an outside independent consultant or accountant) based on the records of the outside administrator within 15 days following the objection, unless the Parties consent to a longer period.

4.4 Continued Coverage of Employees on Leave and Former LFCM Employees under the Lazard Group Health and Welfare Benefits. With respect to an Employee on Leave or a Former LFCM Employee who, prior to the Close of the date hereof, has satisfied the eligibility requirements for long or short-term disability benefits, salary continuation benefits or extended medical leave benefits pursuant to the terms of the applicable Lazard Group Health and Welfare Plan (or satisfies such requirements as a result of the disability event that gives rise to any such short-term disability benefits) or is entitled to continued participation in a Lazard Group Health Plan, such benefits shall continue to be provided by Lazard Group under the applicable Lazard Group Health and Welfare Plans; provided that LFCM or the applicable LFCM Company shall be liable for and promptly reimburse Lazard Group or such plan for any such Liability in an amount equal to the out-of-pocket cost to Lazard Group, which out-of-pocket cost shall be reduced by any insurance proceeds or contributions from the covered participant or otherwise that Lazard Group actually receives in respect of such Liability. Upon an Employee on Leave’s commencement of active service with LFCM or an LFCM Company, the benefits being provided to such employee under any Lazard Group Health and Welfare Plan shall cease, and such LFCM Employee shall be eligible to participate in the applicable LFCM Health and Welfare Plan.

4.5 Vacation. LFCM shall assume or retain, as applicable, and honor all unused vacation and other time-off earned or accrued by LFCM Employees prior to the Close of the date hereof, and the Lazard Group Companies shall have no further obligations or responsibilities in respect of such earned or accrued vacation or time-off.

4.6 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Lazard Group Employee, LFCM Employee, Former Lazard Group Employee or Former LFCM Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Close of the date hereof shall be retained by Lazard Group. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a LFCM Employee that results from an accident occurring, or from an occupational disease which becomes manifest, after the Close of the date hereof shall be assumed and retained by LFCM. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or an occupational disease becomes manifest, as the case may be. Lazard Group, LFCM and the other LFCM Companies shall cooperate with respect to any notification to appropriate governmental agencies of the First Distribution and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.7 Post-Retirement Welfare Benefits. From and after the Distribution Time, Lazard Group shall retain all Liabilities relating to, arising out of, or resulting from retiree health and welfare coverage or claims incurred by or on behalf of Lazard Group Employees, Grandfathered LFCM Employees, Former Lazard Group Employees and Former LFCM Employees and their respective eligible dependents under the Lazard Group Post-Retirement Welfare Benefits Plans, and shall retain sole sponsorship of all Lazard Group Post-Retirement Welfare Benefits Plans and any trust or other funding arrangement established or maintained with respect to such plans, or any assets held as of the date hereof with respect to such plans; provided that LFCM or the applicable LFCM Company shall be liable for and promptly reimburse Lazard Group or such plan for any such Liability in an amount equal to the out-of-pocket cost incurred by Lazard Group in respect of the provision of such benefits to a Grandfathered LFCM Employee or a Former LFCM Employee, which out-of-pocket cost shall be reduced by any insurance proceeds or contributions from the covered participant or otherwise that Lazard Group actually receives in respect of such Liability. For purposes hereof, a “Grandfathered LFCM Employee” shall mean any LFCM Employee or Employee on Leave who as of December 31, 2005 has attained age 62 and has at least ten years of credited service with the Lazard Group (including for this purpose any service to an LFCM Company during the Health Plan Transition Period) for purposes of eligibility under the Lazard Group Retiree Medical Benefit Plans (which plans shall provide credit for age and service for periods of service to an LFCM Company during the Health Plan Transition Period. Effective no later than the conclusion of the Health Plan Transition Period, LFCM shall have adopted a Health and Welfare Plan providing retiree hospital, medical and prescription benefits to LFCM Employees (other than any Grandfathered LFCM Employees) and their eligible dependents for qualifying retirements occurring following the Close of the date hereof.

Nothing in this Agreement shall or is intended to require the post-retirement welfare benefit plans of the LFCM Companies or the Lazard Group Companies to contain any particular terms or to limit in any manner the discretion of the LFCM Companies or Lazard Group Companies, as applicable, to modify, amend or terminate any such plans subsequent to the date hereof.

4.8 COBRA and HIPAA Compliance. Except with respect to the LFCM Health Care Reimbursement Account, Lazard Group shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Lazard Group Health and Welfare Plans with respect to LFCM Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Lazard Group Health and Welfare Plans during the Health Plan Transition Period. LFCM or another LFCM Company shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the LFCM Health and Welfare Plans with respect to LFCM Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the LFCM Health and Welfare Plans at any time after the Close of the date hereof, it being understood that the Lazard Group Companies shall be responsible for administering such compliance with respect to the coverage and participation of LFCM Employees under the Lazard Group Health and Welfare Plans during the Health Plan Transition Period. The Parties agree that the consummation of the Separation, Reorganization and related transactions contemplated by the Separation Agreement and this Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

ARTICLE V

COMPENSATION AND EMPLOYMENT ARRANGEMENTS

5.1 Payroll. Effective as of the Distribution Time, LFCM shall assume or retain, as applicable, and be responsible for the payment of (or reimburse Lazard Group for), all wages, salaries and employer matching contributions under the Lazard Group Savings Plan to or in respect of the LFCM Employees for their service to LFCM or an LFCM Company following the Close of the date hereof and for all earned and unpaid wages, salaries and employer matching contributions under the Lazard Group Savings Plan for the service of employees and partners of the LFCM Businesses prior to the Close of the date hereof.

5.2 Annual Incentive Awards. LFCM shall be responsible for determining all 2005 bonus awards to LFCM Employees. LFCM shall assume or retain, as applicable, all Liabilities with respect to any such bonus awards payable to LFCM Employees for 2005 and thereafter.

5.3 Employment and Other Individual Agreements. No later than immediately prior to the Distribution Time, LFCM or another LFCM Company shall assume and be responsible for all Liabilities and obligations under any employment agreements or other individual agreements between a Lazard Group Company and an LFCM Employee or Former LFCM Employee, including without limitation those listed on Exhibit C attached hereto, and the Lazard Group Companies shall have no further obligations under such agreements; provided that, to the extent it is not administratively practicable to transfer the responsibility for the payment or provision of any such Liability or obligation to an LFCM Company, the applicable Lazard Group Company shall continue to satisfy such Liability or obligation, and LFCM shall promptly reimburse Lazard

Group for such Liability or obligation in an amount equal to the out-of-pocket cost to Lazard Group.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. Subject to applicable law, Lazard Group and LFCM shall share, and Lazard Group shall cause each other Lazard Group Company to share, and LFCM shall cause each other LFCM Company to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the LFCM Benefit Plans and the Lazard Group Benefit Plans. Lazard Group and LFCM and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Close of the date hereof, all participant information shall be provided in the manner and medium applicable to participating companies in Lazard Group Benefit Plans generally, and thereafter all participant information shall be provided in a manner and medium as may be mutually agreed to by Lazard Group and LFCM and that complies with relevant data protection legislation.

6.2 Reasonable Efforts/Cooperation. Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.3 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Lazard Group or any other Lazard Group Company, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Lazard Group Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Lazard Group Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude LFCM or any other LFCM Company, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any LFCM Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any LFCM Benefit Plan.

6.4 Audit Rights With Respect to Information Provided.

(a) Audit-Rights. Each of Lazard Group and LFCM, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 6.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

(b) Scope of Audit Rights. The Auditing Party’s audit rights under this Section 6.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third Parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such persons are affected by or addressed in this Agreement (collectively, the “Non-Parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-Party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

6.5 Payroll Taxes and Reporting of Compensation. Lazard Group and LFCM shall, and shall cause the other Lazard Group Companies and the other LFCM Companies to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the date hereof. Pursuant to the “Alternate Procedure” (provided in Section 5 of Revenue Procedure 2004-53), with respect to filing and furnishing IRS Forms W-2, W-3, W-4, W-5 and 941 for 2005, with respect to LFCM Employees compensated through the United States payroll, (i) the Lazard Group Companies shall report on a “predecessor-successor” basis (as set forth therein), (ii) the Lazard Group Companies shall be relieved from furnishing Forms W-2 and (iii) the LFCM Companies shall assume the obligations of the Lazard Group Companies to furnish such Forms W-2. Lazard Group and LFCM shall, and shall cause the other Lazard Group Companies and the other LFCM Companies to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Close of the date hereof.

6.6 Tax Deductions. The Lazard Group Companies shall receive the benefit of all tax deductions in respect of compensation and benefits paid or provided to LFCM Employees prior to the Distribution Time and in respect of all compensation and benefits provided to Lazard Group Employees, Former Lazard Group Employees and Former LFCM Employees, and the LFCM Companies shall be entitled to the benefit of all tax deductions in respect of compensation and benefits paid or provided to LFCM Employees from and after the Distribution Time; provided, however, that, notwithstanding the foregoing, to the extent LFCM is required to reimburse Lazard Group for the payment or provision of compensation or benefits to an LFCM Employee, Employee on Leave or Former LFCM Employee, the LFCM Companies shall receive the benefit of any such tax deduction to the extent permitted under applicable law; and, provided further that, to the extent the LFCM Companies would not be permitted to take any such deduction under applicable law, and a tax deduction is taken by the Lazard Group in respect thereof, LFCM’s reimbursement obligation under this Agreement shall be appropriately adjusted to take into account the tax benefit actually received by Lazard Group or its partners taking into account any tax liability imposed on the Lazard Group or its partners in respect of the reimbursement from the LFCM Companies.

6.7 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third Party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third Party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “reasonable best efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VII

MISCELLANEOUS

7.1 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

7.2 Affiliates. Each of Lazard Group and LFCM shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another Lazard Group Company or a LFCM Company, respectively.

7.3 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 7.4 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article IV (relating to Survival and Indemnification, provided that the indemnification provisions set forth in Sections 3.1(a)(iii) and 4.2(c) of this Agreement shall govern with respect to the Indemnifiable Losses described therein); Article V (relating to Certain Additional Covenants); Article VI (relating to Access to Information); Article VII (relating to No Representations or Warranties); Article X (relating to Termination); Article XI (relating to Miscellaneous).

IN WITNESS WHEREOF, the Parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

LAZARD LTD

By:
Name:
Title:

LAZARD LLC

By:
Name:
Title:

LAZ-MD HOLDINGS LLC

By:
Name:
Title:

LFCM HOLDINGS LLC

By:
Name:
Title: